Exhibit 5.1


                       [Letterhead of Ira M. Dansky]



                                                          January 25, 1999


Board of Directors of each of
Jones Apparel Group, Inc.,
Jones Apparel Group Holdings, Inc. and
Jones Apparel Group USA, Inc.
250 Rittenhouse Circle
Bristol, Pennsylvania 19007

Ladies and Gentlemen:

          I have acted as counsel for each of Jones Apparel Group USA, Inc., a Pennsylvania corporation (the "Company"), Jones Apparel Group Holdings, Inc., a Delaware corporation ("Holdco"), and Jones Apparel Group, Inc., a Pennsylvania corporation ("Jones" and, together with the Company and Holdco, the "Credit Parties" and, each, a "Credit Party"), in connection with the filing by the Credit Parties with the Securities and Exchange Commission ("SEC") of a registration statement on Form S-4 (the "Registration Statement"), Amendment No. 1 to which is being filed on January 25, 1999, under the Securities Act of 1933, as amended (the "Act"), relating to the proposed issuance, in exchange (the "Exchange Offer") for any and all outstanding 6.25% Senior Notes due 2001, which have certain transfer restrictions (the "Restricted Notes"), of up to $265,000,000 aggregate principal amount of 6.25% Senior Notes due 2001, which will be freely transferable (the "Exchange Notes" and, together with the Restricted Notes, the "Notes"). The Exchange Notes are to be issued pursuant to the indenture dated as of October 2, 1998 (the "Original Indenture") by and between Jones, as issuer, and The Chase Manhattan Bank, as trustee (the "Trustee"), as amended by the supplemental indenture dated as of January 1, 1999 (the "Supplemental Indenture"), by and among the Credit Parties and the Trustee, pursuant to which the Company fully and unconditionally assumed the obligations of Jones under the Original Indenture, with Jones remaining and Holdco becoming co-obligors under the Original Indenture (such Original Indenture, as so amended by the Supplemental Indenture, the "Indenture").


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                                                                          2

          In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for purposes of this opinion, including the Indenture.

          Based on the foregoing, I am of opinion as follows:

          1. The Indenture has been duly authorized, executed and delivered by each Credit Party and, assuming the due authorization, execution and delivery thereof by the Trustee, the Indenture constitutes a legal, valid and binding obligation of each Credit Party enforceable against such Credit Party in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

          2. The Exchange Notes have been duly authorized by each Credit Party, and when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Restricted Notes pursuant to the Exchange Offer, will constitute valid and binding, joint and several obligations of each Party, enforceable against such Credit Party in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law). In expressing the opinion set forth in this paragraph 2, I have assumed that the form of the Exchange Notes will conform to that included in the Indenture.

          I am admitted to practice in the State of New York, and I express no opinion as to any matters governed by any law other than the law of the State of New York and the Federal law of the United States of America.

          In rendering this opinion, I have relied upon the opinion dated January 25, 1999, of Mesirov Gelman Jaffe Cramer & Jamieson, LLP, a copy of which appears as Exhibit 5.2 to the Registration Statement, as to all matters

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3 of law covered therein relating to the laws of the Commonwealth of
Pennsylvania and the General Corporation Law of the State of Delaware.

          I hereby consent to the reference to me under the heading "Legal Matters" in the Registration Statement and in the related Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

          This opinion is being delivered to you in my capacity as counsel to the Credit Parties and solely for the purpose of being included as an exhibit to the Registration Statement. This opinion addresses matters only as of the date hereof and is solely for the benefit of the addressees hereof and may not be relied upon in any manner for any other purpose without my prior written consent.

                                            Sincerely,



                                             /s/ Ira M. Dansky
                                            ---------------------------
                                             Ira M. Dansky
                                             General Counsel
                                             Jones Apparel Group, Inc.